UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 10, 2005

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23760	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Thorn Hill Drive Warrendale, Pennsylvania	15086-7528
(Address of principal executive offices)	(Zip Code)

(724) 776-4857

(Registrant's telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On January 10, 2005, American Eagle Outfitters, Inc. (the "Company") notified George Kolber, Vice-Chairman and Director of the Company, that his Executive Employment Agreement (the "Agreement") dated December 4, 2000 would not be extended beyond the end of its initial term, which is February 3, 2006, and that there will be no renewal term.  The Agreement provides for the terms of Mr. Kolber's employment as Vice-Chairman of the Company.  This notification was provided pursuant to Section 2(d) of the Agreement.  A copy of Mr. Kolber's Executive Employment Agreement and the notification letter are attached hereto as Exhibits 10.13 and 99.1, respectively.

In accordance with Sections 3(d) and 3(e) of the Agreement, vesting on grants covering 780,000 shares of stock was accelerated on February 4, 2001, the effective date of the Agreement.  This acceleration results in additional compensation expense if Mr. Kolber's employment with the Company ceases prior to the original vesting dates.  Due to the above notification, Mr. Kolber's employment will cease on February 3, 2006, which is prior to the original vesting date of approximately 68,200 shares.  As such, the Company has recorded a non-cash compensation charge during the fourth quarter of Fiscal 2004, which resulted in a reduction to net income by $0.9 million.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.13	Executive Employment Agreement between the Company and George Kolber, dated December 4, 2000
99.1	Notice of No Renewal, dated January 10, 2005, Under Executive Employment Agreement between the Company and George Kolber

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: February 9, 2005	By:	/s/ Laura A. Weil
Laura A. Weil
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.13	Executive Employment Agreement between the Company and George Kolber, dated December 4, 2000
99.1	Notice of No Renewal, dated January 10, 2005, Under Executive Employment Agreement between the Company and George Kolber